EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-275883 and 333-277934) on Form S-1, (Nos. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54918, 333-74990, 333-100469, 333-101764, 333-104370, 333-112908, 333-128585, 333-132369, 333-140648, 333-146392, 333-174251, 333-183837, 333-185113, 333-201821, 333-206003, 333-206047, 333-226905, and 333-262555) on Form S-3 and (Nos. 333-57079, 333-83876, 333-128854, 333-149093, 333-163158, 333-174257, 333-191467, 333-206009, 333-214618, 333-221554, 333-227354 and 333-267615) on Form S-8 of our report dated September 30, 2024, with respect to the consolidated financial statements of Palatin Technologies Inc. and subsidiary.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 30, 2024